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                                    EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made this 21st day of July, 1999, between A. Kenneth Pincourt, Jr. ("Seller") and Angostura Limited, a Trinidad corporation (the "Investor").

                              W I T N E S S E T H:

        WHEREAS, Seller desires to sell to Investor One Million (1,000,000) shares (the "Shares") of the common stock, $0.01 par value (the "Common Stock"), of Todhunter International, Inc., a Delaware corporation (the "Company").

         WHEREAS, Seller desires to sell, and the Investor desires to purchase, the Shares on the terms and conditions hereof; and

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1.      PURCHASE AND SALE OF SHARES

                1.1 Sale of Shares. Subject to the terms and conditions set forth in this Agreement, Seller hereby sells to Investor, and Investor hereby purchases the Shares. Seller hereby delivers to Investor certificates for the Shares accompanied by stock powers duly executed by Seller and in form acceptable for transfer on the Company's books, receipt of which is hereby acknowledged by Investor.

                1.2 Purchase Price. The purchase price for the Shares is Ten Million Dollars ($10,000,000) (the "Purchase Price"), which has been delivered to Seller in immediately available funds, receipt of which is hereby acknowledged by Seller.

        2.      REPRESENTATIONS AND WARRANTIES BY SELLER.

                Seller represents and warrants as follows:

                2.1 Free and Clear Transfer. The Shares are delivered to Investor free and clear of all liens, charges, security interests, equities, pledges, options, claims, charges, restrictions and other encumbrances of every type whatsoever.

                2.2 Corporate Matters. Seller has furnished to Investor true and correct copies of the Company's Certificate of Incorporation and By-Laws.
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                2.3 Capital. The Company has total authorized capital stock of
2,500,000 shares of preferred stock, par value $0.01 per share, of which none are issued and outstanding and 10,000,000 shares of Common Stock, of which 4,850,514 shares are issued and outstanding, as of May 7, 1999. The Shares are validly issued, fully paid and nonassessable.

                2.4 Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, will not result in or constitute any of the following: (a) a default, breach, violation, termination, failure of condition, or an event that, with notice or lapse of time or both, would be a default, breach, violation, termination, or failure of condition of any provision of the Certificate of Incorporation or By-Laws of the Company, or any provision of any agreement, instrument, or arrangement to which the Company is a party, or by which the Company's property, including the Shares, is bound; (b) an event that would accelerate the maturity of or result in any "change of control" pursuant to the terms of any indebtedness or other obligation of the Company, except the Loan Agreement of November 22, 1994, as amended, among the Company, certain subsidiaries, and First Union National Bank of Florida, as to which the consent of the lender has been obtained; (c) the creation or imposition of any lien, pledge, option, security agreement, equity, claim, charge, encumbrance or other restriction or limitation on any of the Shares, or on any of the properties or other interests of the Company; or (d) a violation of any provision of applicable law.

                2.5 Power and Authority. Seller has the right, power, legal capacity, and authority to enter into and perform his obligations under this Agreement and to consummate the transactions contemplated hereby. No consent, approval or authority of any nature, or other action, by any person or entity, or any agency, bureau or department of any government, is required in connection with the execution and delivery of this Agreement, and the consummation by Seller of the transactions provided for herein, and assuming neither the Investor nor any of its affiliates is required to file a notification as an acquiring party under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions provided for herein, the Company is not required to file a notification under such Act with respect to the transaction provided for herein. This Agreement constitutes, and each document or instrument to be executed by Seller, pursuant to the terms hereof upon its execution and delivery will have been duly executed and delivered and will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their terms.

                2.6 Absence of Certain Changes. To the best of Seller's knowledge, since March 31, 1999, there has not been:

                         (a) any change in the condition, financial or
otherwise, of the Company, nor any change in its assets, liabilities, business operations or prospects, other than changes in the ordinary course of business which have not been in any case or in the aggregate materially adverse;

                         (b) any action by the Company outside the ordinary
course of business, not disclosed to Investor;

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                         (c) any damage, destruction or loss of any of the
assets of the Company, not fully covered by insurance, materially adversely affecting the business or prospects of the Company;

                         (d) a material default under the terms of any contract,
agreement, indenture or other instrument to which the Company is a party or by which it is bound; or

                         (e) any event which (i) would result in a statement of
material fact ,made in any of (A) the Company's Forms 10-Q Quarterly Report for the periods ending March 31, 1999 and December 31, 1998, as filed with the Securities and Exchange Commission ("SEC"), (B) the Company's 1998 Form 10-K Annual Report, as filed with the SEC in December 1998, and (C) the Company's proxy statement relating to the Company's last annual meeting of stockholders, as filed with the SEC in January 1999 being untrue as of the time of filing, or which (ii) currently requires a filing to be made with the SEC under Section 13 of the 1934 Act, other than transactions with Investor or disclosed to Investor.

                2.7 Intellectual Property. To the best of Seller's knowledge, the Company owns all right, title and interest in and to, or has a valid license to use, all the material Intellectual Property used by the Company in connection with its business as currently conducted and there are no material conflicts with or infringements of any Intellectual Property by any third party. The Company's business as currently conducted does not conflict with or infringe any proprietary right of any third party. There is no claim, suit, action or proceeding pending or threatened against the Company: (a) alleging any such conflict or infringement with any third party's proprietary rights; or (b) challenging the Company's ownership or use of, or the validity or enforceability of, any Intellectual Property. Neither a former or present employee, officer or director of the Company, nor any agent or outside contractor of the Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

                For purposes of this Agreement, "Intellectual Property" shall mean all of the following owned by the Company or used exclusively in the business of the Company: (i) trademarks and service marks (registered and unregistered) and trade names, and all goodwill associated therewith; (ii) patents, patentable inventions and computer programs; (iii) trade secrets; (iv) copyrights in all works, including software programs; and (v) domain names.

                2.8 Loss of Favorable Tax Treatment. To the best of Seller's knowledge, there is no proposed or pending legislation, ruling of any court or taxing authority or governmental regulation which could result in the loss of the Company's U.S. Virgin Islands subsidiary's 90% exemption from income taxation.

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        3.      INVESTOR'S REPRESENTATIONS AND WARRANTIES

                The Investor represents and warrants the following:

                3.1 Power and Authority. The Investor has the right, power, legal capacity and authority to enter into and perform its respective obligations under this Agreement, and to consummate the transactions contemplated hereby to be consummated by the Investor. No consent, approval or authority of any nature, or other action, by any person or entity, or any agency, bureau or department or any government or any subdivision thereof, is required in connection with the execution and delivery of this Agreement by the Investor, and the consummation by the Investor of the transactions provided for herein, and neither the Investor nor any of its affiliates is required to file a notification as an acquiring party under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions provided for herein. This Agreement constitutes, and each document or instrument to be executed by the Investor, pursuant to the terms hereof upon its execution and delivery, will have been duly executed and delivered and will constitute, the valid and legally binding respective obligations of the person executing each of such documents and instruments, enforceable in accordance with its terms. The execution and delivery of this Agreement by the Investor has been duly authorized by all necessary action.

                3.2      Securities Law.

                         (a) Neither Seller, the Company, nor any person acting
on its behalf, has offered or sold any Common Stock, including the Shares, to Investor by means of any form of general solicitation or general advertising, including communications published in any newspaper, magazine or similar medium.

                         (b) Investor is acquiring the Shares for its own
account and not on behalf of other persons. Investor has not been organized for the specific purpose of acquiring the Shares. The Shares are being acquired with the intent of holding them for investment and without the intent of participating directly or indirectly in a distribution thereof.

                         (c) The Shares purchased hereby will not be sold
without registration under the Securities Act of 1933, as amended, and applicable state securities law or receipt by the Company of an opinion of counsel reasonably satisfactory to counsel for the Company that the proposed sale is exempt thereunder. Investor consents to a legend being placed on the certificates for the Shares stating that the Shares have not been registered under such laws and referring to such restrictions on transferability and sale, and Investor consents to a stop transfer order with the Company's transfer agent that such Shares shall not be transferred on the books of the Company without compliance with such requirements. Investor agrees to indemnify and hold the Company, its officers, directors and controlling persons, harmless against any loss, liability, damage or obligation (including, without limitation, attorney's fees) arising out of a breach of any representation

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or agreement contained herein, all of which shall survive delivery of this
Agreement and the purchase of the Shares.

Investor is furnishing to the Company a letter executed by Investor reciting the substance of this Section 3.2.

        4.      INDEMNITIES

                4.1 Indemnification. Seller hereby agrees to indemnify, defend, and hold harmless the Investor against and in respect of, and reimburse Investor for and against, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees and expenses (even if incident to appeals), which, at any time, arise, result from, or relate to any breach, misrepresentation, or violation of, or failure by Seller to perform, satisfy or comply with, any of Seller's representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement.

                4.2 Indemnification Procedures. In connection with any matters giving rise to any claims made for indemnification under Section 4.1, Seller shall choose counsel therefor, subject to approval of the Investor, which approval shall not be unreasonably withheld, and Seller shall pay all fees and expenses of such counsel. The Investor may elect, at its sole expense, any additional counsel to consult and participate with counsel selected by Seller, provided Seller's counsel shall control all legal actions, except such actions in which the Investor reasonably determines that its interests are adverse to Seller; provided further that Seller shall pay the reasonable fees and expenses of such additional counsel in the event that the Investor reasonably determines that Seller and the Investor may have adverse interests in respect of a claim. The Investor shall notify Seller of the existence of any claim, demand or other matter to which Seller's indemnification obligations would apply, and shall give Seller a reasonable opportunity to defend the same at its own expense. If Seller shall within a reasonable time after this notice fail to defend, the Investor shall have the right, but not the obligation, to undertake and control the defense of, and to compromise or settle the claim or other matter on behalf, for the account, and at the risk and expense, of Seller.

                4.3 Indemnification Limitation. The liability of Seller with respect to the indemnification of Investor set forth herein shall be limited to claims made by Investor in writing within two years from the date hereof, except that any claim by Investor shall be limited to the Purchase Price paid by Investor.

        5.      DIRECTOR COVENANT

                Seller hereby covenants to nominate and use its best efforts to cause to be elected to the Board of Directors of the Company two individuals designated by the Investor as soon as is practicable and in no event later than the earlier of the opening of any vacancy on the Board of

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Directors or the next election of directors by the Company's shareholders, provided that the Investor owns at least 1,000,000 shares of Common Stock (or the equivalent thereof after any stock splits, stock dividends or other recapitalizations).

        6.      COSTS

                6.1 Brokers. Each of the parties represents and warrants that such party has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as such party knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. The parties each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

                6.2 Costs of Preparing and Closing. Each party shall pay all its own costs and expenses incurred or to be incurred by it, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

        7.      MISCELLANEOUS.

                7.1 Press Releases. Neither party will make any press release or other public announcement concerning the transaction described in this Agreement without first consulting with the other party, except as otherwise required by law.

                7.2 Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

                7.3 Further Assurances. The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

                7.4 Parties in Interest. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto and thereto whether so expressed or not.

                7.5 Headings; Definitions. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement,

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the term "person" shall include without limitation any corporation, partnership, estate, trust, association, branch, bureau, subdivision, individual, government instrumentality and other entity.

                7.6 Survival. All covenants, agreements, representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                7.7 Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

                7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by telefax or telex of a facsimile signature page shall be binding upon any party to confirming.

                7.9 Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws. Investor appoints and designates Angostura International Limited, a Delaware corporation (whose address is 20 Commerce Drive, Cranford, New Jersey 07016, Attn: President), as Investor's true and lawful attorney-in-fact and duly authorized agent for service of legal process, with respect to this Agreement and the transactions contemplated hereby, and agrees that service of such process upon such party shall constitute personal service of such process upon Investor.

                7.10 No Construction Against Draftsmen. The parties acknowledge that this is a negotiated Agreement, and that in no event shall the terms hereof be construed against either party on the basis that such party, or its counsel, drafted this Agreement.

                7.11 Notices. All notices and other communications provided for hereunder shall be in writing and shall be deemed to have been given or made if delivered (including by recognized delivery service), or mailed certified mail, return receipt requested, postage prepaid, or by facsimile (receipt confirmed):

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To Seller:                                          With a copy to:

A. Kenneth Pincourt, Jr.                   Gunster, Yoakley, Valdes-Fauli &
c/o Todhunter International, Inc.          Stewart, P.A.
222 Lakeview Avenue                        777 S. Flagler Drive
Suite 1500                                 Suite 500-East Tower
West Palm Beach, FL 33401                  West Palm Beach, FL 33401
Fax: (561) 655-9718                        Attn: Steven J. Serling, Esq.
                                           Fax: (561) 655-5677

To the Investor:                           With a copy to:

Angostura Limited                          Haight Gardner Holland & Knight
Corner Easter Main Road and                195 Broadway
  Trinity Avenue                           New York, NY 10007
Laventille, Trinidad, West Indies          Attn: Oliver Edwards, Esq.
Attn: Secretary                            Fax: (212) 385-9010
Fax: (868) 623-0788

or to such other address as the party to receive the notice shall advise by due notice hereunder. Notices shall be effective upon the earlier of receipt or five
(5) days after mailing.

                7.12 Entire Agreement. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and among such parties.

                IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first written.


                                                /s/ A. Kenneth Pincourt, Jr.
                                                ----------------------------
                                                    A. Kenneth Pincourt, Jr.


                                                ANGOSTURA LIMITED


                                                By: /s/ Thomas A. Gatcliffe
                                                   -----------------------------
                                                       Name: Thomas A. Gatcliffe
                                                       Title:   Chairman




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        ANGOSTURA INTERNATIONAL LIMITED, a Delaware corporation, accepts its appointment under Section 7.9 of the above Agreement and agrees to act in accordance therewith.

                                         ANGOSTURA INTERNATIONAL LIMITED


                                                  By: /s/ Tyler B. Phillips
                                                     ---------------------------
                                                         Name: Tyler B. Phillips
                                                         Title:   President





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